EXHIBIT 10.28

October 1, 1999

David Rentz
Managing Member
Columbia Managing Partners, LLC
9750 Miramar Road
Suite 261
San Diego, CA  92126


Re:      Corporate Development Consulting and Advisory Services

Dear Mr. Rentz:

This letter sets forth the agreement between PHYMED, INC, an Oklahoma Corporation, and Columbia Managing Partners, a Nevada LLC ("Consultant"), with respect to certain consulting and advisory services to be provided by Consultant to the Company from time to time. Consultant hereby agrees to provide the Company from time to time throughout the term of this agreement, corporate development services, including strategic planning, optimization of capital structure, access to capital markets, and such other similar services as the Company may require from time to time.

Consultant shall be paid a "Consulting Fee" for the consulting services provide under this Letter of Agreement. Said Consulting Fee shall be in the amount of $300,000 and paid on the fifteenth (15th) of the month commencing with the month of October 1999.

Consultant shall not be entitled to any transaction fees. A "Transaction Fee" is defined as a fee paid for each completed acquisition or capital placement by the Company brought by the Consultant during the term of this agreement, based on the total amount paid by the acquiring party or the total capital raised.

In addition to the Consulting Fee, Consultant is to be reimbursed by the Company for out-of-pocket expenses ("Expenses") incurred for such matters as travel, printing and reproduction, outside computer time charges, postage, delivery services, facsimiles, outside expert and consultant fees, long-distance telephone charges, local transportation and the like. Outstanding disbursements will be indemnified and billed separately or upon billing for consulting and advisory services.

Consultant reserves the right to charge interest at the rate of 1.5% per month from the invoice date if invoices are not paid within 30 days.

The term of this agreement shall be three years commencing on October 1, 1999 and shall terminate on September 30, 2002.

This agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflicts of laws principles.

No provision of this agreement may be modified, amended or waived except by a writing signed by each party hereto.


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         The  undersigned  have  caused  this  letter  to be duly  executed  and delivered, intending to be bound by the terms and conditions hereof.

Consultant:



By:     /s/ David Rentz
      --------------------------------
      David Rentz

PHYMED, INC.:


By:     /s/ George C. Barker
      --------------------------------
      George C. Barker, President